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                                                                       Exhibit 1

For Immediate Release:
January 29, 2001

             EarthWeb Inc. Names Peter A. Derow As President and CEO
                 Co-Founder Jack D. Hidary To Serve As Chairman


New York, NY, January 29, 2001 - The Board of Directors of EarthWeb Inc. (Nasdaq:EWBX) has named Peter A. Derow as President and CEO of EarthWeb Inc., succeeding Jack D. Hidary, a Co-founder and President/CEO who has resigned to become Chairman. Derow has served as a Director of EarthWeb Inc. since 1999. Murray Hidary, Co-founder and Executive Vice President, has also resigned his position to become a Consulting Advisor to several ventures he is currently supporting. He will continue to serve as a Director of the Company.

"I want to thank Jack for asking me to serve as an advisor in 1998, as a Director in 1999, and now as President/CEO," said Peter A. Derow, newly named EarthWeb Inc. President and CEO. "The Company is well positioned to continue its leadership role as The IT Career Solutions Company with market-dominant products and services for IT professionals."

"EarthWeb's strength today is a direct result of the strategic action we have taken over the past several years to ensure a sound financial position, a clear focus and a very seasoned executive management team," said Jack D. Hidary, EarthWeb Inc. Co-Founder and past President/CEO.
"I am proud to have led the EarthWeb team for the past five years during the Company's growth to its current leadership position. I have looked forward to when I could move beyond day-to-day management and move closer to my future ambitions. With Peter Derow as President and CEO, I am confident that the Company will achieve its goals."

Murray Hidary said, "It's been extremely rewarding to lead EarthWeb's M&A efforts to identify and complete a number of significant investment opportunities such as Dice.com and MeasureUp that have enabled EarthWeb to achieve a strong leadership position in the IT career services industry."

Peter A. Derow's thirty-five year business career spans a wide range of executive accomplishments creating extraordinary shareholder value. Most recently at Institutional Investor, Inc., a wholly owned subsidiary of Capital Cities/ABC and later Walt Disney Company, Derow served as President and CEO from 1988 to 1997, where earnings increased more than eleven-fold on a 240 percent increase in revenues. His previous positions include Chairman and President of Newsweek, Inc., Director of The Washington Post Company, President of the CBS Publishing Group, and Senior Vice President and Director of CBS, Inc. where he co-founded Prodigy. After 1997 Derow began to serve as a Director of a number of Internet and IT- related companies which currently include EarthWeb Inc., CACI International,Inc. (Nasdaq:CACI), Global Spec.com, MediaMap and 101Communications, LLP.

                                     -more-


As President and CEO, Jack Hidary's accomplishments include the securing of funding from Warburg Pincus Ventures, completion of a record-breaking initial public offering along with a secondary and convertible notes offering, and the recruitment of a superb management team that has achieved record revenues and margins. Under Mr. Hidary's leadership, EarthWeb Inc. also earned the prestigious Business Week Info Tech 100 award as the third fastest growing IT Company, and recently ranked in both the Bloomberg Tech 100 and the Red Herring Tech 250.

As Executive Vice President, Murray Hidary has managed the Company's Mergers and Acquisition efforts. He has also provided executive management support for the Company's strategy and operations. Under his leadership, EarthWeb Inc. completed over twenty acquisitions of IT- related companies that have developed a platform for the Company's IT career solutions focus.


About EarthWeb Inc.
EarthWeb Inc. (Nasdaq: EWBX, www.ewbx.com <http://www.ewbx.com/>), the IT Career
                             -----------------------------------
Solutions Companytm, is the leading online provider of career development resources to the world's Information Technology (IT) professionals. EarthWeb
Inc. provides services to hire and retain IT professionals
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through dice.com, the leading online IT job board, as ranked by Media Metrix and
Alexa in 2000, and MeasureUp, a leading provider of preparation products for IT professional certifications.


This press release may be deemed to contain forward-looking information. Any forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including statements as to industry trends, future economic performance, anticipated profitability, anticipated revenues and expenses, and products or service line growth, may be significantly and materially impacted by certain risks and uncertainties, including, but not limited to, failure to meet operating objectives or to execute the operating plan, competition, and other economic factors. Additional risks and uncertainties are described in the Company's public filings with the Securities and Exchange Commission. Any forward-looking information in or referred to by this press release is current only as of the date of publication, and EarthWeb Inc. disclaims any obligation to update this information.


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At the Company:
---------------
Constance Melrose
Vice President, Investor Relations
(212) 725-6550 phone
(212) 725-6559 fax
ir@earthweb.com <mailto:ir@earthweb.com>
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Harold Miltsch
Chief Marketing Officer
(212) 725-6550 phone
(212) 725-6559 fax
pr@earthweb.com <mailto:pr@earthweb.com>
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